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December 21, 1998


Uli Hacksell, Ph.D.



Dear Uli:

As discussed, I am pleased to offer you the position of Executive Vice President, Drug Discovery of ACADIA Pharmaceuticals Inc. I firmly believe that with your joining our team, ACADIA Pharmaceuticals will have the potential to not only quickly surpass such short term goals as completing additional significant corporate partnerships and a successful public offering, but that we will be able to flourish in facing the challenges to be met in the years ahead as we build an extremely valuable, technology driven, integrated drug discovery company. All of us associated with ACADIA Pharmaceuticals look forward to working with you. The terms of our offer are as follows:

1. Your title will be Executive Vice President, Drug Discovery and you will report to Mark Brann, President and Chief Scientific Officer. You will be based at our headquarters in San Diego and be a key member of the senior management team. You will be responsible for leading ACADIA's worldwide discovery research efforts, including pharmacology and chemistry. You agree to devote all of your business time, attention and energies to the business of the Company.

2. Your initial annual salary will be $212,835, subject to adjustment as determined by the Board as of January 1 of each year.

3. You will be eligible to receive an annual bonus with a target of 20% of the base salary you receive in each calendar year payable within 90 days of the end of such Calendar year. The amount of the annual bonus will be determined by the Board of Directors based upon your individual performance and the financial performance of the Company.

4. The Company will also provide you a signing bonus of $75,000 payable immediately after your beginning employment with ACADIA Pharmaceuticals Inc. You agree to return such bonus to the Company if you voluntarily terminate your employment within one year of the start date of your employment.

5. Naturally, what I consider to be the most important part of your compensation is your participation in the Company's stock option plan. You will receive stock options that will vest 25% after 12 months of employment with additional vesting of 1/48% after each additional month of employment through your 48th month of employment with the


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         Company. The stock options that you will be entitled to, subject to the aforementioned vesting schedule and other terms of the plan, will be equal to options to purchase 200,000 shares of common stock of the Company. The exercise price at which these options will be issued will be equal to the fair market value of the common shares of the Company at the date of grant of the options, which will be the start date of your employment. In the event the company is acquired or completes an Acquisition Event as defined in the Company's 1997 Stock Option Plan, any unvested options you then hold will be immediately vested, subject to your continued employment for a period of at least six months following completion of the Acquisition Event if so requested by the Company. Enclosed is a copy of the ACADIA Pharmaceuticals 1997 Stock Option Plan.

6. The Company will also pay for your relocation costs, including customary closing costs, legal fees, real estate broker fees, house hunting trips, temporary housing, movement of household goods, and related costs and any necessary tax gross-up payments, but up to a total cost to the Company not to exceed $100,000. You agree to reimburse the Company one half of the total relocation costs paid by the Company if you voluntarily terminate your employment within one year of the start date of your employment. In addition, the Company will provide you with a loan of up to $100,000 to help facilitate the purchase of a primary residence in San Diego. Such loan will bear interest at the prime rate, have a security interest in the shares underlying your stock options and will be due and payable at the end of four years, or earlier in the event of termination of your employment.

7. In the event the Company terminates your employment, other than for cause as defined below, you will receive severance in the form of the continuation of your salary for the one year period following the termination of your employment plus the benefits you were receiving at the time of your termination (subject to the terms of the Company's benefit plans).

         For purposes of the above, "cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company of material failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence or other material misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

8. You will be provided all of the standard United States company benefits, including four weeks paid vacation, health and dental insurance, group term life and accidental death and dismemberment insurance, group disability insurance, travel accident insurance, and the ability to participate in the Company's 401k plan which includes matching of employees' contributions to the plan up to 5% of your compensation (salary and bonus), subject to the limitations imposed by sections 401(a)(17), 404(1) and 402(g)(1) of the Internal Revenue Service Code. Enclosed is information regarding the Company's various benefit programs.


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9.       As a condition of your employment you will be required to agree to and sign the Company's standard Disclosure and Inventions Agreement, a copy of which is attached.

10. The start date for your employment will be January 11, 1999 or other mutually agreeable date.

11. As you realize, this offer is contingent on your having the appropriate authorization to work in the United States. If you currently do not have the right to work in the United States, and should reasonable efforts by both you and on the part of the Company fail to obtain such right within a reasonable period of time, then you agree to explore with the Company other suitable alternatives for employment until such authorization can be obtained, including, but not limited to, your being based out of our Copenhagen subsidiary.

Uli, we hope the provisions as outlined above address all of the relevant issues. I am very confident that your joining the ACADIA team will prove extremely beneficial to both you and the Company and its shareholders. If you have any questions, please do not hesitate to call me at the office or at home, my home number is 1-(619) 990-8474. We would appreciate receiving your response to this offer by December 24, 1998.

Sincerely yours,

/s/ Mark R. Brann

Mark R. Brann, Ph.D.
President and Chief Scientific Officer




I accept your offer to become Executive Vice President, Drug Discovery of ACADIA Pharmaceuticals Inc. in accordance with the terms included above:




Signature: /s/ Uli Hacksell                        Date: December 23, 1998
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                Uli Hacksell